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                                                                    Exhibit 99.1

                                       [LOGO]

                                       For additional information, contact
                                       Richard C. Levin, VP, Business Strategies
February 29, 2000                      at (301) 419-3900


              BIOSPHERICS RAISES CAPITAL FOR BIOTECHNOLOGY PRODUCTS

         Biospherics Incorporated (NASDAQ/BINC), Beltsville, Maryland, today announced it had raised $5 million through a sale of its common stock and warrants under a private placement. Exercise of the warrants by the purchaser could bring Biospherics an additional $7.5 million.

         These proceeds, added to the Firm's $2 million in cash, bring the total cash reserves to $7 million. This will allow expanded development and commercialization of several of the Firm's biotechnology products in its pipeline. They include use of tagatose in toothpaste and mouthwash, as a sweetener in pharmaceuticals and as a sweetener in animal foods. These applications constitute major markets not included in uses of tagatose the Company has already licensed to MD Foods Ingredients. The Company recently commissioned a market survey by LMC International for these uses of tagatose. The report shows the low calorie sweetener market in toothpaste alone (primarily polyhydric alcohols) is worth several hundred million dollars per year worldwide. Tagatose's taste and the fact that it does not promote tooth decay position it well for entry into this market. Discussions have begun with manufacturers of these types of product.

         The new funds will also enable continued development of tagatose as a drug to treat Type 2 diabetes, anemia, and hemophilia as well as other health and medical uses the Company's Biotechnology Division has identified for this unique natural sugar.

         The Company will also increase the pace of development of its patent-pending method for prolonging the lifetimes of fragrances, sunblocks, lotions and other cosmetic products. Manufacturers of such products have already indicated considerable interest. The innovation in each of these areas provides a very large market potential.

         These developments are in addition to the launch of the Company's safe-for-humans pesticide, FlyCrackerTM, slated for March (see News Release Dec. 28, 1999). This new product will be sold nationally through distributors and through exploiting the Company's award-winning e-business technology, and business-to-business channels on the Internet.

         Commenting on the new capital, Dr. Gilbert V. Levin, Company President and Director of the Biotechnology Division, said, "Our Biotechnology Division has been extremely productive over the past two years. However, we have had to do our inventing and development on a shoestring. With the infusion of this new capital, we now have the muscle to bring our ideas to market."

         In other news, the Company announced that at its February 23, 2000 Meeting, the Board of Directors approved a recommendation to shareholders to increase the authorized common stock to 50,000,000 shares.

         Under its motto, "Technologies for Information and Health," Biospherics' mission is to provide guidance and products to improve the quality of life. Biospherics offers telecommunications call centers, information systems, database management, and proprietary food, health, and medical innovations.

               Our Internet address is http://www.biospherics.com.

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